EXHIBIT 99.1

Contact	Contact
Robert L. Messier, Jr.	Mark J. Blum
President & CEO	Executive Vice President & CFO
(860) 585-2117	(860) 585-2118

VALLEY BANK OPENS SOUTHINGTON OFFICE

Bristol, Connecticut - January 12, 2007 - On January 8th, Valley Bank opened a full service office at 98 Main Street Southington, Connecticut. The office has two drive-in lanes, two ATM machines and safe deposit boxes. The office is staffed with six people including the manager, Kathy Pawlak, who has been a banker in the Southington market for more than 25 years. Her Assistant, Sally Theilman, also has many years of banking experience in the Southington market.

There are also two commercial lenders in the office, Don Lorusso and Arnie Marinelli, both of whom are Senior Vice Presidents and will be available for commercial borrowers in the Southington area.

Robert Messier, President and CEO of Valley Bank, said, “We are pleased to have an office in Southington which fulfills our promise to the many Southington area shareholders who invested in the start up of Valley Bank in 1999.”

Messier continued, “We expect this office to be very successful. It is our belief that Southington business and consumers want to do business with people who they know.”

“We take great pride in our motto,” customers are people, not numbers at Valley Bank,” said Messier.

Valley Bank is a commercial bank with full service banking offices in Bristol, Terryville and Southington. For more information, visit the Bank’s website at www.valleybankct.com or call (860) 582-8868.

      Valley Bank is the wholly-owned subsidiary of First Valley Bancorp, Inc. The common stock of First Valley Bancorp, Inc. is quoted on the Over the Counter Bulletin Board under the symbol “FVLY”.

Statements in this news release, if any, concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties and other factors, including those identified from time to time in the Company’s filings with the Securities and Exchange Commission, press releases and other communications. Actual results also may differ based on the Company’s ability to successfully maintain and integrate customers from acquisitions. The Company intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.

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